Exhibit 99.k.(iii).(B)

AGREEMENT OF AMENDMENT No. 1 AND CONSENT

Dated as of June 1, 2010

Reference is made to that certain Revolving Credit and Security Agreement dated as of May 27, 2010 (as from time to time amended, supplemented, waived or modified, the "Credit Agreement") among Morgan Stanley Prime Income Trust (the "Borrower"), CIESCO, LLC (the "Conduit Lender"), Citibank, N.A. (the "Secondary Lender") and Citibank, N.A., as program agent (the "Program Agent").  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

The parties hereto agree that, effective as of the Amendment Effective Date (as defined below), each reference to the address "522 Fifth Avenue, New York, New York 10036" set forth in the Program Documents shall be deemed a reference to the address "11 Greenway Plaza, Suite 100, Houston, Texas  77046-1173".

The parties hereto agree that, effective as of the Amendment Effective Date (as defined below), the definition of "Adviser" set forth in Section 1.01 of the Credit Agreement shall be amended by replacing it in its entirety with the following:

""Adviser" means Invesco Advisers, Inc., together with its permitted successors and assigns."

The parties hereto agree that, effective as of the Amendment Effective Date, the definition of "Advisory Agreement" set forth in Section 1.01 of the Credit Agreement shall be amended by replacing it in its entirety with the following:

""Advisory Agreement" means the Investment Advisory Agreement dated as of June 1, 2010 between the Adviser and the Borrower, as the same may be amended, supplemented, waived or modified as permitted under this Agreement."

The parties hereto agree that, effective as of the Amendment Effective Date, the definition of "Custodial Agreement" set forth in Section 1.01 of the Credit Agreement shall be amended by replacing it in its entirety with the following:

""Custodial Agreement" means the Amended and Restated Master Custodian Contract dated as of June 1, 2010 between, among others, the Borrower and the Custodian, as the same may from time to time be amended, supplemented, waived or modified as permitted under the Program Documents."

The parties hereto agree that, effective as of the Amendment Effective Date, the definition of "Letter Agreement" set forth in Section 1.01 of the Credit Agreement shall be amended by replacing it in its entirety with the following:

""Letter Agreement" means (i) for the period prior to June 1, 2010, the Letter Agreement dated as of May 27, 2010 from Morgan Stanley Investment Advisors Inc. to the Program Agent on behalf of the Secured Parties, and (ii) for the period from and including June 1, 2010, the Amended and Restated Letter Agreement dated as of June 1, 2010 from the Adviser to the Program Agent on behalf of the Secured Parties, as the same may from time to time be amended, supplemented, waived or modified."

The parties hereto agree that, effective as of the Amendment Effective Date, the definition of "Parent" set forth in Section 1.01 of the Credit Agreement shall be amended by replacing it in its entirety with the following:

""Parent" means Invesco Ltd., together with its successors."

The parties hereto agree that, effective as of the Amendment Effective Date, Section 5.01(l) of the Credit Agreement shall be amended by replacing the last sentence set forth therein in its entirety with the following:

"At all times cause all Loan Documents (other than the Specified Loan Documents) to be held at the address of the Borrower set forth in Section 9.02 or, such other location in Texas as the Borrower shall designate upon twenty (20) day's prior written notice to the Program Agent."

The parties hereto agree that, effective as of the Amendment Effective Date, Section 6.01(m) of the Credit Agreement shall be amended by replacing it in its entirety with the following:

"(m)           unless consented to in writing by the Program Agent, the Advisory Agreement in effect on June 1, 2010 or any replacement advisory agreement approved of in writing by the Program Agent shall be (i) amended, waived or otherwise modified in any material respect, or (ii) shall be terminated unless a replacement investment advisory agreement substantially similar in all material respects to the Advisory Agreement in effect prior to any such termination has been entered into with a successor investment adviser  which either (i) has been approved of in writing by the Program Agent, or (ii) (x) has at least the mutual fund management and advisory expertise, experience and capacity as Invesco Advisers, Inc., (y) has Total Operating Revenues (within the meaning of GAAP) for the twelve month period reported in its most recent annual financial statements which are at least equal to the Total Operating Revenues of Invesco Advisers, Inc. for the twelve month period ended March 31, 2010, and (z) has expressly agreed to be bound by the agreements and obligations of the Adviser under the Letter Agreement; or".

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The parties hereto agree that, effective as of the Amendment Effective Date, Section 6.01(n) of the Credit Agreement shall be amended by replacing the name "Morgan
Stanley Investment Advisors Inc." set forth therein in its entirety with the name "Invesco Advisers, Inc.".

The parties hereto agree that, effective as of the Amendment Effective Date, Section 9.02 of the Credit Agreement is hereby amended by replacing the information set forth therein under the heading "If to the Borrower" with the following:

"If to the Borrower:                                                              Morgan Stanley Prime Income Trust
11 Greenway Plaza
Suite 100
Houston, TX  77046-1173
Attention: John Zerr
Telephone No.: 713-214-1191
Facsimile No.: 713-993-9185".

Effective as of the Amendment Effective Date, in connection with the replacement of Morgan Stanley Investment Advisors Inc. as the Borrower’s investment adviser, and the replacement of the investment advisory agreement relating thereto, the Program Agent hereby consents to (i) the termination of the Amended and Restated Investment Advisory Agreement dated as of May 31, 1997 between Morgan Stanley Investment Advisors Inc. and the Borrower and the replacement of such agreement with the Investment Advisory Agreement dated as of June 1, 2010 between the Borrower and Invesco Advisers, Inc., and (ii) Morgan Stanley Investment Advisors Inc. ceasing to be the investment adviser of the Borrower.  The consents set forth in this Agreement of Amendment No. 1 and Consent shall be effective only in the specific instances and for the specific purposes and the specific times for which expressly given herein and shall not be deemed to apply to any other event or circumstance.

The parties hereto agree that, effective as of the Name Change Effective Date (as defined below), each reference in the Credit Agreement and the other Program Documents to "Morgan Stanley Prime Income Trust" shall be deemed to be a reference to "Invesco Prime Income Trust".

The parties hereto agree that, effective as of the Name Change Effective Date, Section 4.01(i) of the Credit Agreement shall be amended by replacing it in its entirety with the following:

"(i)           Principal Office; Organization.  The Borrower's principal place of business and chief executive office is at the addresses referred to in Section 5.01(d), the Borrower’s jurisdiction of organization is the Commonwealth of Massachusetts and the Borrower has not transacted any business under any name other than "Invesco Prime Income Trust", "Morgan Stanley Prime Income Trust", "Allstate Prime Income Trust", "Prime Income Trust", and "Morgan Stanley Dean Witter Prime Income Trust".

As used herein the term "Amendment Effective Date" shall mean the first date upon which (i) the Program Agent shall each have executed and delivered one or more counterparts of this Agreement of Amendment No. 1 and Consent and shall have received one or more

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counterparts of this Agreement of Amendment No. 1 and Consent executed by the other parties hereto, (ii) the Program Agent shall each have received a duly executed copy of the amended and restated letter agreement in the form of Annex A hereto; (iii) the Program Agent shall each have received a certificate of the Secretary or Assistant Secretary of Invesco Advisers, Inc. certifying (a) as to its certificate of incorporation and by-laws, (b) as to the resolutions of its Board of Directors approving this Agreement of Amendment No. 1 and Consent, the amended and restated letter agreement in the form of Annex A hereto, and the other Program Documents to which it is a party and the transactions contemplated hereby and thereby, (c) that immediately after the Amendment Effective Date its representations and warranties set forth in the Program Documents are true and correct, (d) as to the Investment Advisory Agreement between the Borrower and Invesco Advisers, Inc., and certifying that attached as an exhibit thereto is a true, correct and complete copy thereof which is in full force and effect, and further certifying that such document has not been amended, modified or otherwise supplemented on or prior to the date of such certificate, and (e) the incumbency and specimen signature of each of its officers authorized to execute the Program Documents, (iv) the Program Agent shall each have received the signed opinions of counsel to Invesco Advisers, Inc. addressed to the Program Agent, the Conduit Lender and each Secondary Lender as to such matters as the Program Agent, the Conduit Lender and each Secondary Lender shall have reasonably requested, each in form and scope reasonably satisfactory to the Program Agent, (v) the Program Agent shall have received time stamped copies of all financing statements and/or financing statement amendments necessary and appropriate to protect and perfect the Secured Parties' first priority perfected security interest in the Pledged Collateral,  and (vi) the Program Agent shall have received the prior written consent of S&P in respect of this Agreement of Amendment No. 1 and Consent.  For the avoidance of doubt, the failure of these conditions to be satisfied shall constitute an Event of Default for all purposes of the Credit Agreement and the other Program Documents, and the Program Agent may rely upon all rights and remedies in the Credit Agreement.

As used herein the term "Name Change Effective Date" shall mean the first date upon which (i) the Amendment Effective Date shall have occurred; (ii) the Program Agent shall have executed and delivered one or more counterparts of an Agreement of Amendment to the Control Agreement and shall have received one or more counterparts of such Agreement of Amendment executed by the other parties thereto; (iii) the Program Agent shall have received confirmation from the Custodian that the name of each account of the Borrower maintained with it which has the name of the Borrower in such account's title as described in the Control Agreement shall have been amended to reflect the change in the name of the Borrower to "Invesco Prime Income Trust"; (iv) the Program Agent shall have received time stamped copies of all financing statements and/or financing statement amendments necessary and appropriate to protect and perfect the Secured Parties' first priority perfected security interest in the Pledged Collateral; and (v) the Borrower shall have taken all other actions necessary and appropriate to protect and perfect the Secured Parties' first priority perfected security interest in the Pledged Collateral in connection with the change in name of the Borrower.

For the avoidance of doubt, nothing in this agreement shall be deemed to limit or otherwise effect any liability that Morgan Stanley Investment Advisors Inc. has under the Letter Agreement (as defined in the Credit Agreement immediately prior to giving effect to this agreement) in respect of any act, event or circumstance relating to the period prior to the Amendment Effective Date.

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The Borrower represents and warrants to the Program Agent, the Conduit Lender, the Secondary Lender that immediately after giving effect to this Agreement of Amendment No.1 and Consent, (i) its representations and warranties set forth in the Credit Agreement are true and correct in all material respects, (ii) no Default or Event of Default shall have occurred and be continuing, and (iii) the change of the name of the Borrower to "Invesco Prime Income Trust" is solely a name change and the Borrower is the same legal entity as "Morgan Stanley Prime Income Trust" and remains liable for all of its obligations which existed immediately preceding the effectiveness of this Agreement of Amendment No. 1 and Consent, including without limitation, its obligations under the Credit Agreement and the other Program Documents to which it is a party..

All references to the Credit Agreement or any other Program Document on and after the date hereof shall be deemed to refer to the Credit Agreement and such Program Documents as amended hereby, and the parties hereto agree that on and after the date hereof the Credit Agreement and the other Program Documents as amended hereby are in full force and effect.

This Agreement of Amendment No. 1 and Consent may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

THIS AGREEMENT OF AMENDMENT NO. 1 AND CONSENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above written.

MORGAN STANLEY PRIME INCOME TRUST, as Borrower By:___________________________ Name: Title:	CITIBANK, N.A., as Program Agent By:_________________________ Name: Title:
CIESCO, LLC, as Conduit Lender By: Citibank, N.A., as Attorney-in-Fact By:___________________________ Name: Title:	CITIBANK, N.A., as Secondary Lender By:___________________________ Name: Title:

ANNEX A TO
AGREEMENT OF AMENDMENT

INVESCO ADVISERS, INC.
11 Greenway Plaza
Suite 100
Houston, Texas 77046-1173

Dated as of June 1, 2010

Citibank, N.A.,
 as Program Agent for the Secured Parties
388 Greenwich Street, 19th Floor
New York, New York  10013
Attention:  Portfolio Management

Re:           Morgan Stanley Prime Income Trust –Amended and Restated Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit and Security Agreement dated as of May 27, 2010 (as amended, supplemented or otherwise modified, the “Credit Agreement”) among CIESCO, LLC (together with its successors and assigns, the “Lenders”), Citibank, N.A., the other banks and financial institutions from time to time parties thereto as secondary lenders (Citibank, N.A., together with such other banks and financial institutions, the “Secondary Lenders”), Citibank, N.A., as program agent for the Secured Parties (as defined therein) (in such capacity, together with its successors and assigns, the "Program Agent") and Morgan Stanley Prime Income Trust (together with its successors and assigns, the "Borrower").  Unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

Invesco Advisers, Inc. (together with its permitted successors and assigns, the “Adviser”) and the Borrower have entered into the Advisory Agreement.

The Adviser represents and warrants to the Secured Parties on and as of the Closing Date, each Borrowing Date and each date that an Investor Report is delivered pursuant to the Credit Agreement that (a) the Adviser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) the execution, delivery and performance by the Adviser of this letter agreement and the Advisory Agreement are within its corporate powers, have been duly authorized by all necessary corporate action by the Adviser, and do not contravene (i) its articles of incorporation, by-laws or other organizational documents, (ii) any Applicable Law, except to the extent that the contravention of such Applicable Law could not reasonably be expected to have an Adviser Material Adverse Effect, or (iii) any contractual restriction binding on or affecting it, (c) no Governmental Authorizations or Governmental Filings are required to be made or obtained for the due execution, delivery and performance by the Adviser of this letter agreement or the Advisory Agreement, and (d) this letter agreement and the Advisory Agreement have been duly executed and delivered by the Adviser and constitute the legal, valid and binding obligations of the Adviser enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The Adviser represents as of the Closing Date, each Borrowing Date and each date that an Investor Report is delivered pursuant to the Credit Agreement, that no event of the type specified in Section 6.01(f) of the Credit Agreement in respect of it has occurred and is continuing.

The Adviser hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of the Secured Parties that until the Program Termination Date:

(i)
it shall (i) duly comply with all requirements of Applicable Law relative to the conduct of its business or to its assets or properties, and (ii) preserve and keep in full force and effect its legal existence and its rights, privileges, qualifications and franchises, except, in either case, where the failure to so observe preserve, keep or comply could not reasonably be expected to have an Adviser Material Adverse Effect;

(ii)
it shall in all material respects (i) duly fulfill all obligations on its part to be performed under or in connection with the Advisory Agreement, (ii) manage the Borrower in accordance with the Investment Policies and Restrictions, and (iii) manage the Borrower in accordance with the Program Documents to which the Borrower is a party so as to cause the Borrower not to be in default in the performance of its obligations thereunder;

(iii)
it shall cause each Investor Report and each Notice of Borrowing to be true and accurate in all material respects (including, without limitation, as to the determination of the Borrower’s compliance with the Borrowing Base Test and the Asset Coverage Test);

(iv)
it shall indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of the foregoing (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) (collectively the "Liabilities") that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any breach of any representation, warranty, covenant or agreement of the Adviser contained in this letter agreement, the Advisory Agreement or any action or omission not expressly authorized by the Program Documents, by the Adviser which has the effect of reducing or impairing the Pledged Collateral or the rights of the Program Agent or the Secured Parties with respect thereto;

(v)	that no amendment, modification, supplement, termination or waiver of this letter agreement will be effective unless the same is in writing and signed by the Program Agent and the Adviser;

(vi)
that it will not institute against any Conduit Lender any proceeding of the type referred to in Section 6.01(f) of the Credit Agreement so long as any commercial paper or other senior indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

This letter agreement is a continuing agreement and shall (a) remain in full force and effect until, and terminate on, the Program Termination Date, (b) be binding upon the Adviser and its successors and assigns, and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns, in each case to the extent permitted by the Credit Agreement; provided, however, that the Adviser shall not assign its obligations hereunder or any interest herein without the prior written consent of the Program Agent (which consent shall not be unreasonably withheld or delayed), except for an assignment resulting from the merger or consolidation of the Adviser with or into another entity or the sale of substantially of all the assets or capital stock of the Adviser to a third party provided that (i) if the survivor of any such merger, consolidation or sale (the "Survivor") shall not have assumed the obligations under this letter agreement by operation of law, such Survivor shall have agreed in writing with the Program Agent that it shall assume all of the Adviser’s obligations under this letter agreement, which confirmation shall be in scope and substance reasonably satisfactory to the Program Agent, and (ii) the Survivor shall succeed to all or substantially all of the Adviser’s assets and business.

For the avoidance of doubt, if the Adviser shall fail to manage the Borrower in accordance with the Program Documents to which the Borrower is a party as required by clause (ii) above and as a result the Borrower shall be in default in the performance of its obligation thereunder, such breach by the Adviser of clause (ii) above shall not constitute an Event of Default until the expiration of the applicable grace period, if any, specified in Section 6.01 of the Credit Agreement relating to such default by the Borrower.

For the further avoidance of doubt, the Adviser may delegate all or a part of its duties under the Advisory Agreement; provided, that such delegation of duties shall not limit or otherwise affect the liability of the Adviser for its performance its duties thereunder.

This letter agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same letter agreement.

Nothing in this amended and restated letter agreement shall be deemed to limit or otherwise affect any liability that any party may have pursuant to the letter agreement dated as of May 27, 2010 from Morgan Stanley Investment Advisors Inc. to the Program Agent (as from time to time amended, the "Existing Letter Agreement") for the period prior to June 1, 2010.  It is the intent of the parties hereto that this amended and restated letter agreement shall amend and restate the Existing Letter Agreement, and from and after the date hereof, the Existing Letter Agreement is hereby amended and restated in its entirety.

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THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Very truly yours,

INVESCO ADVISERS, INC.

By:______________________________
Name:
Title:

Accepted and agreed as of the
Date first written above:

CITIBANK, N.A.,
as Program Agent on behalf of the Secured Parties

By:__________________________
Name:
Title:

As consented and agreed to by:

MORGAN STANLEY INVESTMENT ADVISORS INC.

By:__________________________
Name:
Title: